Exhibit 10.13


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective June 13, 2001 (the "Effective Date"), by and between Jim Livingston (the "Employee"), and USOL Holdings, Inc., an Oregon corporation (the "Employer").

                                    RECITALS:


A. Employer desires to employ Employee as Interim Chief Executive Officer for a period of 90 days; and

B. Employee desires to accept such employment on the terms and conditions herein set forth;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee hereby agree as follows:

                                   ARTICLE I

                                    AGREEMENT

1.01 Employment. Subject to the terms and conditions of this Agreement, Employer agrees to employ Employee as Interim Chief Executive Officer, and Employee hereby accepts such employment with Employer.

1.02 Term and Renewal. The term (the "Term") of Employee's employment shall commence on June 13, 2001 (the "Effective Date") and shall continue thereafter for 90 days from the Effective Date, unless earlier terminated as provided herein or unless extended pursuant to the written agreement of Employee and Employer.

                                   ARTICLE II

                           TITLE, AUTHORITY AND DUTIES

2.01 General. Employee agrees to act as Interim Chief Executive Officer of Employer. Employee shall render such services as are normally delegated to such office and such other additional services as may be delegated to him from time to time by the Board of Directors (herein so called) of Employer. Attached as Exhibit A is a list of objectives of the Board of Directors which Employee agrees to pursue. In performing such duties, Employee shall give Employer the benefit of his special knowledge, skills, contacts and business experience and shall devote all of his business time, attention, ability and energy exclusively to the business of Employer. Employee shall report to the Employer's Board of Directors. Subject to the representations contained in Article VIII, it is agreed that Employee may have other business investments that may, from time to time, require minor portions of his time, but that shall not interfere or be inconsistent with his duties hereunder or be in any way detrimental to Employer's business interests or hinder Employer in conducting its business.

2.02 Residence. Employer and Employee acknowledge that Employee currently resides in Dallas, Texas. During the term of this Agreement, Employee agrees that he shall reside in Austin, Texas, Monday through Friday of every week and, if possible, shall acquire accommodations in an apartment complex for which Employer or any of its subsidiaries provides services.

                                  ARTICLE III

                                  COMPENSATION

3.01 Salary. Employee shall be entitled to receive from Employer an aggregate base salary of $15,000 per month or a total of $45,000 in the aggregate for the Term of this Agreement. The base salary to be paid to Employee shall be paid in accordance with Employer's standard payroll practices as may exist from time to time following the Effective Date and shall be subject to applicable withholding, FICA and other taxes, if any.

3.02     Stock Options.
         -------------

                  (a) If Employee remains in the employment of Employer through the full 90-day term of this Agreement, Employer at that time shall grant to Employee fully-vested, ten-year options (incentive stock options to the extent possible), pursuant to Employer's stock option plan, to acquire 15,000 shares of Employer common stock. The options shall be exercisable at the fair market value of the shares determined as of the date of grant of the options. If the Board of Directors enters into a further written contract with Employee to extend the initial 90-day term of Employee's employment with Employer, Employer shall concurrent with such new agreement grant ten-year options to Employee (incentive stock options to the extent possible) for an additional 235,000 shares to vest during such employment as follows: 25% (58,750 options) shall be immediately vested upon grant, and an additional 25% shall vest on each anniversary of the Effective Date of this Agreement until all options are vested; provided, however, that in no case shall any options vest at any time after Employee's employment with Employer has been terminated.

                  (b) If Employee's employment terminates for any reason, the vested options shall in the Employee's discretion, be exercisable as provided in the Employer's standard option award agreement or shall be exercisable for a period of one year after such termination. In the event of a change of control (as defined in Employer's stock option plan), all options granted to Employee shall immediately vest. Upon termination of Employee's employment, all unvested options shall terminate. If, after the date of this Agreement, Employer registers any employee stock options under the Securities Act of 1933, shares issuable upon Employee's exercise of options shall be included in such registration.

                                   ARTICLE IV

                                    BENEFITS

4.01 Benefits. During the Term (or any extension thereof), Employee shall be eligible to participate in any and all group life insurance plans and medical and dental health benefit plans and the like and all other employee benefit plans maintained by Employer from time to time for which Employee qualifies.

                                   ARTICLE V

                                   TERMINATION

5.01 Termination. The Board of Directors may terminate Employee's employment under this Agreement with or without cause by giving Employee immediate notice and the payment of an amount equal to $45,000 less any salary previously paid to Employee by Employer pursuant to this Agreement, said payment to be subject to applicable withholding, FICA and other taxes, if any, and thereafter no further consideration shall be owed by Employer to Employee.

5.02 Termination of Employee. Employee may terminate his employment under this Agreement by giving Employer at least 10 business days' prior written notice of such termination. Upon such termination, or upon termination of this Agreement due to Employee's death or disability, Employee shall be paid a pro rata portion of his salary determined based upon the number of days Employee has worked.

                                   ARTICLE VI

                              EXPENSE REIMBURSEMENT

         Employee is authorized to incur reasonable business expenses in promoting the business of Employer, including expenditures for round-trip travel from Dallas to Austin once a week, all in accordance with the policies of Employer after the Effective Date, so long as Employee obtains the written approval of the Board of Directors Ad Hoc Committee. Subject to the requirements of this Article VI, Employer will reimburse Employee from time to time for all business expenses incurred in compliance with such policies.

                                  ARTICLE VII

             COVENANT NOT TO COMPETE, TRADE SECRETS AND ASSIGNMENTS

7.01 Covenant Not to Compete. Employee recognizes and acknowledges that Employer is placing its confidence and trust in Employee. Employee will have access to information that enables Employer to be successful in its business. Some of the information may be confidential and constitute trade secrets; however, that information when combined with all other information regarding Employer, constitutes proprietary information and methods that could seriously affect the ability of Employer to do business if Employee were allowed to use it other than for Employer. Employee, therefore, covenants and agrees that for a period beginning on the date hereof and ending three months after the termination of this Agreement or Employee's employment, Employee shall not continue or commence (without the prior written consent of Employer) to:

(a) Either directly or indirectly engage in or carry on any business or in any way become associated with or acquire an ownership interest in any business that is in direct competition with the Business of Employer (as such term is used and defined herein) in any city in which Employer conducts business. As used in this Article VII, the term "Business of the Employer" shall include all business activities in which Employer is now engaged and shall further include any business in which Employer is engaged on the date of termination of Employee's employment;

(b) Attempt in any manner to solicit from any person or entity that is or was a customer of Employer at any time prior to the date of termination of Employee's termination, business of the type performed or formerly performed by Employer for such customer or to persuade any customer of Employer to cease to do business or to reduce the amount of business which any such customer has customarily done with Employer or contemplates doing with Employer; or provide to or for any customer any services or products of the type provided by Employer (as used herein the noun "customer" shall mean anyone who is a client or customer, supplier, sales representative or other person who does business with Employer: (i) as of the date hereof or the date of Employee's termination or at the time of the alleged conduct; and (ii) at any time during the 12-month period immediately preceding the time of alleged prohibited conduct); and

(c) Either directly or indirectly solicit for employment or employ any person employed by Employer at any time during the 12-month period immediately preceding such solicitation or employment.

         Nothing in this Section 7.01 will prevent Employee from owning less than five percent of the stock of any publicly traded corporation after the termination of his employment as long as Employee is not a participant in the management or affairs of a company in a manner that would otherwise violate any prohibition contained in this Section 7.01.

7.02 Confidential Information. Concurrently with the execution of this Agreement, Employee will execute the Employee Innovation Assignment, Nondisclosure, Noncompete and Nonsolicitation Agreement in substantially the form of Exhibit B attached hereto (the "Invention Agreement").

7.03 Survival. Notwithstanding the termination of the employment of Employee or the termination of this Agreement, the provisions of Section 7.01 shall survive.

                                  ARTICLE VIII

                   REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

8.01 Representations and Warranties of Employee. Except as shall be fully disclosed to the Board of Directors of Employer and consented to by a majority of the members of Employer's Board of Directors, Employee hereby represents and warrants that (i) he has no, and during the term of this Agreement will not have any, affiliation, direct or indirect, with any person, firm or other entity that is in any way affiliated with any member of the Board of Directors of Employer, including specifically, but without limitation, Redfire, Inc., Redfire Capital Fund, L.L.C. (collectively, "Redfire") or Peregrine Capital, Inc. (all of such persons, firms and/or entities being defined for purposes of this Agreement as "Prohibited Parties"), and (ii) no commissions, finder's fees or other payments of any kind will be paid by Employee to any Prohibited Party or any affiliates thereof resulting from Employee's employment by Employer. Employee shall be compensated for any business opportunities developed prior to Employee's employment and disclosed to and consented to by a majority of the members of the Company's Board of Directors, if the Company exploits such business opportunities.

                                   ARTICLE IX

                                  MISCELLANEOUS

9.01 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing, via telecopy, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed and telecopied notices shall be addressed to Employee at the address set forth on the signature page hereto and to Employer at the following address:

         If to Employer:                        USOL Holdings, Inc.
         ---------------
                                                10300 Metric Boulevard
                                                Austin, Texas  78758
                                                Attn: Board of Directors

Any party may change his or its address by written notice in accordance with this Section. Notices delivered personally shall be deemed communicated as of actual receipt, telecopied as of receipt of confirmation of delivery, and mailed notices shall be deemed communicated as of three days after proper mailing.

9.02 Inclusion of Entire Agreement Herein. This Agreement, together with its Exhibits, supersedes any and all other agreements either oral or in writing, between the parties with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

9.03 Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without resort to the conflict of law principles thereof.

9.04 Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.05 Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there by any estoppel to enforce any of the terms or provisions of this Agreement except by written instrument of the party charged with such waiver or estoppel. Further, it is agreed that no waiver at any time of any of the terms or provisions of this Agreement shall be construed as a waiver of any of the other terms or provisions of this Agreement and that a waiver at any time of any of the terms or provisions of this Agreement shall not be construed as a waiver at any subsequent time of the same terms or provisions.

9.06 Amendments. Except as otherwise provided in Section 9, no amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the parties.

9.07 Severability and Limitation. All agreements and covenants contained herein are severable and, in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties shall consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority, and as to all other portions of such agreement or covenants they shall remain in full force and effect as originally written.

9.08 Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning construction or effect of this Agreement or of any of the provisions thereof.

9.09 Assignment. This Agreement may not be assigned, in whole or in part, by Employee, but may be assigned by Employer to any person, partnership, firm, association, corporation or other business entity to which Employer may transfer its business and assets or any portion thereof.

9.10     Intentionally Omitted.


9.11 Arbitration. Except as expressly provided below, any dispute arising out of this Employment Agreement or Employee's employment or other relations with the Employer, including any termination of employment, will be submitted to binding arbitration pursuant to the rules of the American Arbitration Association. Each party expressly waives its entitlement, if any, to have any such controversy heard before a court or jury. Either party may, within 90 days of the occurrence of the event giving rise to the dispute, initiate arbitration by notifying the other in writing. Failure to initiate arbitration within such 90-day period, or such extended period as may be mutually agreed in writing within such 90-day period, shall constitute a waiver of any and all such claims, and they shall be forever barred. Both parties will attempt to agree upon a mutually acceptable arbitrator. If the Employer and Employee are unable to agree upon one arbitrator, then an arbitrator shall be selected in accordance with the then-current rules of the American Arbitration Association. The arbitrator's decision will be final and binding on both parties. Employee and the Employer will each bear its own costs in connection with any such arbitration. The cost of the arbitrator will be shared equally by Employee and the Employer. The arbitrator shall have no authority to award punitive or exemplary damages against any party. Arbitration shall take place in Austin, Texas, unless otherwise agreed between the parties in writing.

9.12 Exclusive Remedies. The provision set forth herein respecting the rights and obligations of Employee and the Company in any dispute arising out of this Employment Agreement or Employee's employment by the Employer are intended to be, and are, exclusive and in lieu of any other rights or remedies to which Employee or the Employer may otherwise be entitled at law, tort or contract in equity or under this Employment Agreement.



                            [Signature page follows]

         EXECUTED as of the day and year first above written.

                              EMPLOYER:

                              USOL HOLDINGS, INC.,
                              An Oregon Corporation



                              By:
                                 -------------------------------


                              EMPLOYEE:


                              ----------------------------------
                              JIM LIVINGSTON

                              Address:

                                    EXHIBIT A


                           LIST OF EMPLOYEE OBJECTIVES

1. Prepare and, subject to the Board of Directors' approval, implement a plan to reduce corporate overhead expenses and any unnecessary cash disbursements.

2.       Increase net revenue from existing operations.

3.       Maintain Employer's compliance with all loan covenants.

4.       Develop a contingency plan for the Broadbandnow situation.

5. Improve if possible, Field EBITDA and if not, at least maintain Field EBITDA at its current level.

6. Within 30 days of the Effective Date, develop and submit a cost savings plan to Employer's Board of Directors which includes proposals for changes to Employer's systems, procedures and practices, including the automation of certain tasks.

                                    EXHIBIT B


                 EMPLOYEE INNOVATION ASSIGNMENT, NONDISCLOSURE,
                     NONCOMPETE & NONSOLICITATION AGREEMENT

                 EMPLOYEE INNOVATION ASSIGNMENT, NONDISCLOSURE,
                     NONCOMPETE & NONSOLICITATION AGREEMENT


         This Agreement is entered into by and between USOL Holdings, Inc., an Oregon corporation ("Company"), and Jim Livingston on this 13th day of June, 2001. In return for my new employment by Company and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

         1. Intentionally Omitted

         2. Intentionally Omitted.


         3. Proprietary Information. My employment creates a relationship of confidence and trust between Company and me with respect to any information:

         (a) Applicable to the business of Company; or

         (b) Applicable to the business of any client or customer of Company, which may be made known to me by Company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All such information has commercial value in the business in which Company is engaged and is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. "Proprietary Information" also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company's business.

         4. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, Company's assignees, and Company's customers, and shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. I hereby do and will assign to Company all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my employment by Company and after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company.

         5. Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by Company shall remain the property of Company. Upon termination of my employment, or at any time on the request of Company before termination, I will promptly (but no later than five (5) days after the earlier of my employment's termination or Company's request) destroy or deliver to Company, at Company's option, (a) all materials furnished to me by Company, (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to Company's business, and (c) written certification of my compliance with my obligations under this sentence.

         6. Innovations. As used in this Agreement, the term "Innovations" means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. "Innovations" includes "Inventions," which is defined to mean any inventions protected under patent laws.

         7. Intentionally Omitted.

         8. Assignment of Innovations; License of Prior Innovations. Except for those business opportunities that have been rejected by the Company's Board of Directors, I hereby agree promptly to disclose and describe to the Company, and, other than business opportunities that have been fully disclosed to the Company's Board of Directors and rejected as opportunities of interest to the Company by the Board of Directors, I hereby do and will assign to Company or Company's designee my entire right, title, and interest in and to, (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with Company, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company's business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Company's time or with the use of any of Company's equipment, supplies, facilities or trade secret information, or (iii) resulted from any work I performed for Company, and (b) each of the Innovations which is not an Invention (as demonstrated by me by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which I may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of my employment with Company, which are applicable to the business of Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the "Company Innovations").

         9. Intentionally Omitted.


         10. Indemnity. I will indemnify, defend and hold Company, its clients or customers and their respective employees and agents harmless from and against all losses, liabilities, claims, damages, fines, penalties, settlements, judgements, costs, and expenses (including reasonable attorneys' fees) that are incurred as the result of a breach of any of my representations and warranties contained herein.

         11. Cooperation in Perfecting Rights to Proprietary Information and Innovations.

         (a) I agree to perform, during my employment, all acts deemed necessary or desirable by Company to permit and assist Company, at Company's expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

         (b) Intentionally Omitted.

         12. No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

         13. Intentionally Omitted.

         14. Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

         15. Intentionally Omitted.


         16. Intentionally Omitted.


         17. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company's records or such other address as I may specify in writing. Notices to Company shall be sent to Company's Human Resources Department and to the Chairman of the Company's Board of Directors or to such other address as Company may specify in writing.

         18. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Texas. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Texas, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Texas, such personal jurisdiction shall be nonexclusive.

         19. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

         20. Waiver; Amendment; Modification. The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

         21. Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.



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


         I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

         IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first set forth above.

COMPANY:                                    EMPLOYEE:

USOL HOLDINGS, INC.


By:
    -------------------------------         ------------------------------------
    -------------------, -----------
                                            Printed Name:   Jim Livingston

                                            Address: